Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138655

PROSPECTUS SUPPLEMENT NO. 1 DATED January 2, 2008
(TO PROSPECTUS DATED NOVEMBER 30, 2006)

SYNVISTA THERAPEUTICS, INC.
19,460,866 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated November 30, 2006 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on The American Stock Exchange under the symbol “SYI.” The last reported sale price of our common stock on December 31, 2007 was $2.20 per share.

See "Risk Factors" beginning on page 5 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	SHARES BENEFICALLY OWNED BEFORE OFFERING(1)			SHARES BENEFICALLY OWNED AFTER OFFERING(2)
SELLING STOCKHOLDER	NUMBER	PERCENT	OFFERED	NUMBER	PERCENT

Fort Mason Master, L.P.	35,059(3)	1.3%	12,521(4)	22,538	*

Fort Mason Partners, L.P.	2,274(5)	*	812(6)	1,462	*

*	Less than 1%

(1)
Percentages prior to the offering are based on 2,586,377 shares of common stock (adjusted for our July 25, 2007 1-for-50 reverse stock split) that were issued and outstanding as of December 31, 2007. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 31, 2007 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.

(3)
The number of shares beneficially owned includes 22,538 shares of common stock (adjusted for our July 25, 2007 1-for-50 reverse stock split) issuable upon exercise of warrants that are exercisable beginning six months after April 19, 2006 for a period of five years for $15.00 per share (adjusted for our July 25, 2007 1-for-50 reverse stock split). Nite Capital L.P. transferred these warrants to Fort Mason Master, L.P. pursuant to a Warrant Purchase Agreement, dated October 22, 2007. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the securities owned by Fort Mason Master, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

(4)
The number of shares being offered consists of 12,521 shares of common stock (adjusted for our July 25, 2007 1-for-50 reverse stock split) issuable upon exercise of warrants that are exercisable beginning six months after September 13, 2006 for a period of five years for $9.38 per share (adjusted for our July 25, 2007 1-for-50 reverse stock split). Nite Capital L.P. transferred these warrants to Fort Mason Master, L.P. pursuant to a Warrant Purchase Agreement, dated October 22, 2007. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the securities owned by Fort Mason Master, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

(5)
The number of shares beneficially owned includes 1,462 shares of common stock (adjusted for our July 25, 2007 1-for-50 reverse stock split) issuable upon exercise of warrants that are exercisable beginning six months after April 19, 2006 for a period of five years for $15.00 per share (adjusted for our July 25, 2007 1-for-50 reverse stock split). Nite Capital L.P. transferred these warrants to Fort Mason Partners, L.P. pursuant to a Warrant Purchase Agreement, dated October 22, 2007. Fort Mason Capital, LLC serves as the general partner of Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the securities owned by Fort Mason Partners, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

(6)
The number of shares being offered consists of 812 shares of common stock (adjusted for our July 25, 2007 1-for-50 reverse stock split) issuable upon exercise of warrants that are exercisable beginning six months after September 13, 2006 for a period of five years for $9.38 per share (adjusted for our July 25, 2007 1-for-50 reverse stock split). Nite Capital L.P. transferred these warrants to Fort Mason Partners, L.P. pursuant to a Warrant Purchase Agreement, dated October 22, 2007. Fort Mason Capital, LLC serves as the general partner of Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the securities owned by Fort Mason Partners, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.